Press Release	June 15, 2012

Clean Power Technologies Inc.
(“Clean Power” or the “Company”)

Calgary, Alberta.

Clean Power Technologies Inc enters into a World Wide Exclusive License Agreement to manufacture, Market, Distribute and Sell Hybrid Fuel Efficient Technologies for Agro-Industrial Application

Clean Power Technologies Inc. (OTCBB: CPWE.PK; Frankfurt, XETRA:C1L), is pleased to announce that it has entered into a World Wide Exclusive License  Agreement with a group of inventors in Argentina to manufacture, market, distribute and sell Hybrid Fuel Efficient Technologies for Agro-Industrial Applications.

The Inventors, Messers Jose Luis  Pontello; Daniel Alberto Pontello; Claudio Angel  Pontello and Marcelo Alejandro Pontello,  have developed a system for mobile and  stationary applications as the technology for integration in trucks, transportation vehicles and agriculture and farm equipment (the “System”).  This hybrid fuel technology is for agro-industrial application mobile, transportation, stationery application and more specifically described to include, but not limited to a pneumatic system for an agro-industrial  vehicle including an air compressor, a dual circuit foot valve connected to the air compressor, agriculture and transport application which technology is described in the U.S. Patent document #7,429,087 B2.

The technology is patented in the United States under patent #7,429,087 B2 and in the Argentine Republic   under patent #  AR 042777 B1. A patent application has been filed in the Federative Republic of Brazil.

According to the Pontellos, the present invention includes a pneumatic system for an agro-industrial vehicle including an air compressor, a dual circuit foot valve connected to the air compressor, and at least two air storage tanks connected to said dual circuit foot valve. The operation of the dual circuit valve establishes an air pressure link from the storage tanks to a rear air chamber as well as to a front air chamber. Each storage tank fills the rear or front air chambers and the movement of the rear air chamber and the front air chamber activate a brake device. The technology is designed to reduce the cost of the hydraulic system in the current agro-industrial applications. In short, the system only functions in order to replace brake and suspension fluids with compressed air.

The system is expected to reduce per unit production cost by at least 30% compared to similar units in use. The use of this technology will reduce maintenance of brakes and hydraulic suspension systems. The system is already being sold and in use in Argentina.

Abdul Mitha, President and CEO of Clean Power, said: We are excited about this relationship with the Pontellos. Agriculture sector has been hit hard with the recession and the down turn in the economy. Rising fuel and operating costs have always been a matter of serious concerns for the farmers.  Mr Mitha continued, “The Pontello system will help to lower the operation costs and improve the efficiency of the agro-industrial equipment. Our Agreement provides for world wide manufacturing and marketing rights and we intend to explore low production cost countries like China, India, South Africa and other countries in Asia, Africa and Central America to manufacture and distribute  the Pontello systems.

Mr Marcelo Pontello said that ”the Pontellos are pleased to start a business relationship with CPTI and its representative, Mr. Abdul Mitha. We want to note that our system not only will help to reduce costs, but also, is less polluting than the hydraulic systems because it doesn’t use oil, fluids or liquids (it uses the same air that everyone breathes).

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DISCLAIMER

Forward Looking Statements -- The information contained herein regarding risks and uncertainties, which may differ materially from those set forth in these statements, in addition to the economic, competitive, governmental, technological and other factors, constitutes a 'forward-looking statement' within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995 and is subject to the safe harbors created thereby. While the company believes that the assumptions underlying such forward-looking information are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the forward-looking information will prove to be accurate. Accordingly, there may be differences between the actual results and the predicted results, and actual results may be materially higher or lower than those indicated in the forward-looking information contained herein.

ABOUT CLEAN POWER TECHNOLOGIES

Clean Power Technologies is committed to re-introducing itself in fuel efficient and hybrid fuel efficient technology sectors. It is seeking alliances with other technologies in similar sectors.

The Company corporate team consists of people, whose vision and corporate experience are driving the implementation of this unique road map.  Clean Power Technologies is headquartered in Calgary, Alberta.

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For further information, please contact:
Clean Power Technologies Inc.
Abdul Mitha, President & CEO Clean Power Technologies Inc. 436-35 Avenue N.W. Calgary, Alberta Canada T2K 0C1	Tel: + 1 (403) 239-7427
mithaa@shaw.ca